Exhibit 10.43
FIRST AMENDMENT TO CREDIT AGREEMENT
This First Amendment to Credit Agreement (this “Amendment”) is entered into as of October 31, 2013, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”) and MAXWELL TECHNOLOGIES, INC. (“Borrower”).
RECITALS
Borrower and Bank are parties to that certain Credit Agreement dated as of December 5, 2011, as amended from time to time (the “Agreement”).
Borrower is in default under the Credit Agreement due to Borrower’s violation of (a) Section 4.3(a)(ii) of the Agreement due to Borrower’s failure to timely deliver its consolidated audited financial statements by March 31, 2013 for the 2012 fiscal year, (b) Sections 4.3(b), 4.3(c) and 4.3(d) of the Agreement as a result of Borrower’s failure to timely deliver the financial statements, aged listings of accounts receivable and accounts payable and the other documents required thereunder for the reporting period ending March 31, 2013, (c) Section 4.9(c) of the Agreement due to Borrower’s failure to obtain EBITDA of at least (1) Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) during the quarter ending December 31, 2011, and (2) Four Million Dollars ($4,000,000) during each of the quarters ending March 31, 2012, June 30, 2012 and March 31, 2013, (d) Section 4.9(d) of the Agreement as a result of Borrower’s failure to obtain net consolidated income after taxes of at least One Dollar ($1.00) during the 2011 fiscal year, and (e) Section 6.1(b) of the Agreement due to Borrower’s restatement of (y) its 2011 annual consolidated audited financial statements and (z) its quarterly financial statements for all 2011 and 2012 fiscal quarters (collectively the “Existing Defaults”).
The parties desire to amend the Agreement in accordance with the terms of this Amendment.
NOW, THEREFORE, the parties agree as follows:
1.Section 1.1(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit (the “Letters of Credit Sublimit”) plus (ii) the Credit Card Services Sublimit shall not at any time exceed Three Million Dollars ($3,000,000.00). For the avoidance of doubt, any outstanding standby letters of credit issued by Bank for the account of Borrower prior to the First Amendment Effective Date shall be considered Letters of Credit hereunder. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed three hundred sixty five (365) days, as designated by Borrower; provided however, if on the Line of Credit maturity date (or the effective date of any termination of this Agreement) there are any outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to at least one hundred five percent (105%) of the face amount of any such Letter of Credit, plus all interest, fees and costs due or to become due in connection therewith to secure the obligations related to such Letter of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.
As used herein, “First Amendment Effective Date” shall mean October 31, 2013.”
2.Section 1.1(c) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(c)    Credit Card Services Subfeature. Subject to the terms and conditions of this Agreement,

Borrower may request corporate credit cards from Bank (the “Credit Card Services”) for itself and its respective officers and employees. The sum of (i) the aggregate limit of the corporate credit cards (the “Credit Card Services Sublimit”) plus (ii) the Letters of Credit Sublimit shall not exceed Three Million Dollars ($3,000,000.00), provided that availability under the Line of Credit shall be reduced by the aggregate limits of the corporate credit cards issued to Borrower and its respective officers and employees. In addition, Bank may, in its sole reasonable discretion, charge as advances under the Line of Credit any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank’s standard forms of application and agreement for the Credit Card Services, which Borrower hereby agrees to execute.”
3.Section 4.9 of the Agreement is hereby amended and restated in its entirety to read as follows:
“(b)    Quick Ratio not less than 1.125 to 1.000 at any time, measured as of the end of each fiscal quarter, with “Quick Ratio” defined as the ratio of (i) the sum of (1) consolidated unrestricted cash plus (2) net consolidated accounts receivable, and (ii) divided by the sum of (1) total consolidated current liabilities plus (2) outstanding advances under the Line of Credit (including the Letters of Credit Sublimit and Credit Card Sublimit but excluding any cash-secured Letter of Credit).”
4.In connection with that certain Forbearance Agreement between Borrower and Bank dated as of June 17, 2013, Bank hereby acknowledges that Borrower’s obligation to maintain the Cash Collateral (as defined therein) is discharged as of the date hereof.
5.Bank hereby waives the Existing Defaults.
6.Borrower hereby absolutely and unconditionally releases and forever discharges Bank, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands, debts, liabilities, obligations, promises, acts agreements, costs and expenses, or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort under any state or federal law or otherwise, which Borrower has had or now has against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Agreement, whether such claims, demands and causes of action are matured or unmatured, known or unknown, suspected or unsuspected, absolute or contingent (collectively, the “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing. Borrower hereby further acknowledges and agrees that as of the date hereof they have no existing defenses to the enforcement of any of the Loan Documents and to the extent that any exist as of the date hereof, each of them are hereby absolutely and forever waived.
By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.
This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

7.No course of dealing on the part of Bank or its officers, nor any failure or delay in the exercise of any right by Bank, shall operate as a waiver thereof, and any single or partial exercise of any such right shall not preclude any later exercise of any such right. Bank’s failure at any time to require strict performance by Borrower of any provision shall not affect any right of Bank thereafter to demand strict compliance and performance. Any suspension or waiver of a right must be in writing signed by an officer of Bank.
8.Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement. The Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.
9.Borrower represents and warrants that the Representations and Warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default (other than the Existing Defaults) has occurred and is continuing.
10.As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank:
(a)this Amendment, duly executed by Borrower;
(b)Corporate Resolution: Borrowing, duly executed by the Secretary of Borrower; and
(c)all reasonable fees and expenses incurred through the date of this Amendment, which may be debited from any of Borrower's accounts.
11.This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

MAXWELL TECHNOLOGIES, INC.

By: /s/ Kevin S. Royal

Title: Senior V.P. and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Susan Worsham

Title: V.P.

[Signature Page to First Amendment to Credit Agreement]